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Virtusa Corporation

(Name of Registrant as Specified In Its Charter)

New Mountain Vantage LO, L.P.

New Mountain Vantage Focus, L.P.

New Mountain Vantage (California) II, L.P.

New Mountain Vantage, L.P.

New Mountain Vantage Co-Invest II, L.P.

New Mountain Vantage GP, L.L.C.

New Mountain Vantage Advisers, L.L.C.

Ramakrishna Prasad Chintamaneni

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This filing contains a press release issued on August 19, 2020 by New Mountain Vantage.

New Mountain Vantage Files Definitive Proxy Statement and Urges Virtusa Shareholders to Vote the Blue Proxy Card for its Highly-

Qualified Director Nominees

Delivers Letter to Virtusa Shareholders Highlighting Virtusa’s Poor Governance, Unfulfilled Promises

and Underperformance

Believes Now is Time to Usher in an Era of Accountability to the Virtusa Boardroom

NEW YORK, Aug. 19, 2020 / PRNewswire / -- New Mountain Vantage Advisers, L.L.C. (“NMV”), which manages funds that hold a collective economic ownership interest in Virtusa Corporation (“Virtusa” or the “Company”) equivalent to approximately 10.75% of the Company’s outstanding common stock, today filed its definitive proxy statement with the United States Securities and Exchange Commission and delivered a detailed letter to Virtusa shareholders describing Virtusa’s poor corporate governance, unfulfilled promises and underperformance. NMV urged Virtusa shareholders to vote in favor of its highly-qualified nominees. That letter to Virtusa shareholders is reproduced in its entirety below.

Willkie Farr & Gallagher LLP is acting as legal counsel to NMV and Harkins Kovler, LLC is acting as proxy solicitor.

About New Mountain Vantage

New Mountain Vantage manages concentrated public equity portfolios, both long-only and long/short. Vantage began investing in 2006 with a focus on corporate governance and selective engagement since inception.

Dan Riley is the Portfolio Manager of New Mountain Vantage and began his career at NMC in 2002. Chad Fauser joined Vantage as Head of Engagement in 2018 and was previously a Partner at Trian Partners.

Media Contact:

Will Braun

Abernathy MacGregor for New Mountain Vantage

646-770-5674

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Investor Contact:

Rahsaan Wareham

Harkins Kovler, LLC for New Mountain Vantage

212-468-5399

rwareham@harkinskovler.com

IMPORTANT INFORMATION

On August 19, 2020, New Mountain Vantage Advisers, L.L.C. filed a definitive proxy statement (the “Definitive Proxy Statement”) with the U.S. Securities and Exchange Commission (“SEC”) to solicit proxies from stockholders of Virtusa Corporation (the “Company”) for use at the Company’s 2020 annual meeting of stockholders. NEW MOUNTAIN VANTAGE STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER MATERIALS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. THE DEFINITIVE PROXY STATEMENT ALSO INCLUDES INFORMATION ABOUT THE IDENTITY OF THE PARTICIPANTS IN THE NEW MOUNTAIN VANTAGE SOLICITATION AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT

INTERESTS THEREIN. The Definitive Proxy Statement and any other materials filed with the SEC by New Mountain Vantage are available at no charge on the SEC’s website at http://www.sec.gov and are also available at no charge on request from New Mountain Vantage’s proxy solicitor, Harkins Kovler, LLC at (800) 326-5997 or via email at VRTU@HarkinsKovler.com.

Below is the text of the letter that NMV delivered to Virtusa shareholders on August 19, 2020:

NEW MOUNTAIN VANTAGE ADVISERS, L.L.C.

7 8 7   S E V E N T H   A V E N U E ,   4 9 T H    F L O O R ,   N E W   Y O R K ,   N Y   1 0 0 1 9

The Only Way for Virtusa to Unlock Its Full Potential Is Through

Increased Boardroom Accountability

Virtusa’s Board of Directors Continues to Take Actions that Are Not in the Best Interest of Shareholders

It Is Time to Chart a New Path at Virtusa by Voting the Blue Proxy Card

August 19th, 2020

Dear Fellow Stockholders of Virtusa Corporation,

New Mountain Vantage Advisers (“NMV” or “we”) is one of the largest stockholders of Virtusa Corporation (“Virtusa,” “VRTU” or the “Company”). We own an economic interest in the Company equivalent to approximately 10.75% of the outstanding common stock. On June 17, 2020, after months of our good faith engagement with Virtusa and having been rebuffed in our request for Board representation, we privately nominated three outstanding directors to stand for election at the 2020 annual meeting of stockholders.

NMV put forward our director nominations because we believe that Virtusa has tremendous potential, yet has been beset by years of poor corporate governance, mismanagement and unfulfilled promises that have resulted in total returns to stockholders of -35% in the last 5 years versus +81% total return for Virtusa’s Peer Index1 over the same period. Virtusa’s bottom-quartile performance has been enabled by failed corporate governance, including the severe limitation of shareholder rights. Management compensation has risen rapidly even as shareholder returns fell. And now, just in the past two months, the company has used egregious strategies to reduce this year’s election of directors to just two seats. Shareholders must take action now to take back both of these seats on the Board, in order to hold management accountable and drive better performance. We encourage all stockholders to vote the BLUE proxy card and elect both NMV nominees.

VIRTUSA’S POOR CORPORATE GOVERNANCE AND ACTIONS TO PREVENT THE ELECTION OF THREE DIRECTORS

Simply put, Virtusa’s corporate governance is extremely shareholder unfriendly. The company has a staggered Board, a lack of separation between the chairman and CEO, only one female Board member, and an inability for stockholders to call a special meeting or act by written consent. Virtusa’s poor corporate governance has resulted in lack of accountability, which has allowed management to continually make the same unfulfilled promises regarding improved business performance while total returns to Virtusa stockholders over the five year period ending on June 18, 2020, the last trading day before the public announcement of NMV’s nomination notice, are -35% vs. an +81%

1 4510 GICS code companies in the Russell 3000

return for Virtusa’s Peer Index. All the while, management and the Board have stayed in their roles and management has received far more compensation compared to many of their larger and more successful peers.

The recent actions taken by the Virtusa Board simply continue its history of poor corporate governance. Following the private delivery of our nomination notice, Virtusa set about to ensure continuation of the status quo by attempting to further reshuffle and stack the boardroom with hand-selected directors and denying stockholders the ability to vote on all of NMV’s highly-qualified nominees.

First, in the midst of private discussions regarding Board representation with an ~11% stakeholder, the Board rushed to appoint Mr. Abid Neemuchwala, former CEO of Wipro Ltd., as a tenth board member. Rather than placing him in the class up for reelection at this year’s annual meeting, the Board’s actions guarantee Mr. Neemuchwala a three-year term, such that stockholders cannot have a voice on his appointment until 2022. Prasad Chintamaneni, NMV’s nominee prior to this appointment, and Mr. Neemuchwala both have long-tenured careers in IT Services. Mr. Chintamaneni, during his almost 20-year tenure at Cognizant, played a critical part in delivering total stockholder returns of more than 13,000%2. When considering these two potential Directors, we believe that Prasad represented an immediately compelling addition to the Virtusa Board given his credentials and NMV’s significant ownership stake and strong domain expertise. Despite Prasad’s strong credentials, highly relevant experience, and full shareholder alignment, the Board chose instead the path of further entrenchment by preemptively selecting a hand-picked Board candidate more likely to perpetuate the status quo.

Second, only after the appointment of Mr. Neemuchwala and the submission of NMV’s nomination notice, the Company declared that for the first time it would enforce a previously undisclosed and never-enforced “age limitation policy” for the Board, leading to the removal of Mr. William O’Brien from Virtusa’s Board at the conclusion of the upcoming annual meeting. Based on this “age limitation policy”, Mr. O’Brien was not supposed to stand for election in 2017 but instead was supported by the Company with no mention or rationale on why they ignored their own policies. To this moment, Virtusa has still not publicly disclosed this purported policy or adequately explained why it was not previously enforced or how it may be enforced in the future. Even worse, simultaneously with the announcement regarding Mr. O’Brien’s “retirement” and notwithstanding repeated statements regarding its intentions to add at least one other independent director, the Company shrunk the size of the Board so that only two directors are up for election at the 2020 annual meeting. This had the singular effect of preventing stockholders from voting on all three of NMV’s highly-qualified nominees, while allowing the Board to hand-pick yet another director who will serve a multi-year term without being subject to a stockholder vote.

NMV’s nominees, Prasad Chintamaneni and Patty Morrison, have qualifications that are so unassailable, Virtusa was willing to settle the proxy contest and put either of them on the Board. Virtusa has publicly touted this offer but it is incredibly interesting that, despite stating that it was seeking “independent” directors as part of an ongoing board “refreshment” process, Virtusa adamantly refused to allow both of the NMV nominees to become directors. When viewed in light of Virtusa’s corporate governance history, the rationale for its actions become apparent—Virtusa hopes to avoid the accountability associated with having two highly-qualified directors in the boardroom who were not handpicked by the Board and management and who are only focused on acting in the best interests of stockholders, rather than rewarding management and entrenching the Board.

VIRTUSA’S HISTORY OF FAILED PROMISES AND LACK OF ALIGNMENT ON COMPENSATION

2 CTSH total return from Sept 7, 1999 to July 31, 2019

In prior correspondence to the Board, we have detailed the stunning lack of progress made on key Company initiatives over many years. In response, Virtusa has referred to its “Three-Pillar Strategy” of focusing on margin improvement, revenue diversification and profitable revenue growth that it claims has been in place for over a year. However, Virtusa never mentioned this “strategy” prior to NMV’s engagement. And for good reason—the “Three-Pillar Strategy” is not a strategy at all. Rather it’s a rebranding of promises that have gone unfulfilled for 10+ years. To illustrate this point, the chart below summarizes some of these repeated promises from management versus what management is now billing as its newest “strategy.” To avoid any suggestion that we are cherry picking statements, we have included in Appendix A a more fulsome list of over 50 management promises in the past ten years where there has been little progress made.3

Exhibit 1: A Long History of Failed Promises

Margin Improvement - Then	Margin Improvement – Now

“Our own financial model in terms of reaching to the mid-teens is accreting margins by 100, 150 basis points...We will continue to stay on this road map of 100 to 150 basis points; therefore, getting to our first milestone of mid-teens in the next three to five years. Once we achieve that, we are going to ratchet that again to get to the high teens. That is not where we are going to stop. We first want to get there and then lever from there to the high teens. -Ranjan Kalia, CFO (5/30/2012, Cowen Conference)

Prior Fiscal year Operating Margin: 8.6%[3]

“Beyond that we expect that we will accrete margins by about 100 basis points to 150 basis points. And our goal is to get to the mid-teens margin in the mid to long-term, which is the three to five-year period.... We feel that we are in very good stead to be able to accrete margins according to our plans and get [do] our mid to long term margin goals of mid-teens.”-Kris Canekeratne, CEO (7/30/2020, Q1 FY21 Earnings)

Prior Fiscal Year Operating Margin: 8.7%

Revenue Diversification - Then	Revenue Diversification – Now

“As we look forward, we are encouraged by our ongoing diversification strategy both geographically and across the client portfolio.” -Ranjan Kalia, CFO (5/12/2014, Q4 FY2014 Earnings)

FY2014 Top Client: 12%

FY2014 Top 10 Clients: 58%

“We continue to make revenue diversification a priority and are making solid strides. “ -Kris Canekeratne, CEO (11/7/2019, Q2 FY2020 Earnings) FY2020 Top Client: 17% FY2020 Top 10 Clients: 57%

3 In Fiscal 2012 Virtusa did not report adjusted operating income, and so the 8.6% margin shown is GAAP margin. The 8.7% F20 Operating Income cited above is Virtusa’s reported adjusted operating income

Profitable Revenue Growth - Then	Profitable Revenue Growth – Now

“We have been focused on profitable revenue growth” -Ranjan Kalia, CFO (Needham Growth Conference, 1/16/2013)

“The compensation committee selected these performance measures as they reflect Virtusa’s on-going strategic goal of driving profitable revenue growth, which in turn translates into enhanced shareholder value. -FY2017 Proxy

FY2016 Revenue: $600mm

FY2016 Adj. EPS: $2.06

“The compensation committee selected these performance measures as they reflect Virtusa’s on-going strategic goal of driving profitable revenue growth, which in turn translates into enhanced stockholder value. -FY2020 Proxy

FY2020 Revenue: $1,312mm

FY2020 Adj. EPS: $2.14

Virtusa has failed to deliver on these promises. In fact, Virtusa’s current adjusted operating margins are below levels seen in FY2012; sector diversification is effectively unchanged from FY2015; and revenue has grown at 7x the rate of Adjusted Earnings Per Share between FY2015 and FY2020. Along with these failed promises, stockholders have endured a stock that has depreciated from approximately $50 a share 5 years ago to approximately $32 a share on the day before NMV’s engagement was made public, a decline of -35%. At the same time, companies with similar Digital IT capabilities have outperformed the broader market significantly. For example, in the past five years, EPAM Systems Corp. & Globant SA stocks have appreciated over 230% and 350%, respectively, while the broader Russell 3000 has returned over 57%. Since our involvement was made public, however, Virtusa has returned 26% through August 17th, 2020.

Despite Virtusa’s poor corporate governance, unfulfilled promises and underperformance, management has been handsomely rewarded from top to bottom. During the same 5-year period in which 35% of shareholder value has eroded, Virtusa’s CEO has collected over $34mm in compensation. Compare this to EPAM Systems Corp., a more valuable and more profitable company in the Digital IT sector, whose CEO was paid $16mm in the same time period. Equally troubling is the methodology for compensating senior management. Virtusa has long embraced a compensation system that rewards revenue growth almost without regard for the Company’s long-standing goals to focus on margin improvement and revenue diversification. Notwithstanding the adoption of the Company’s “new” strategy, there has essentially been no change in the Company’s compensation system, which continues to reward the revenue growth-at-all-costs approach that has resulted in years of underperformance and overcompensation. Virtusa stockholders deserve a better Board of Directors that will actually align compensation with stockholder interests and value drivers.

RECENT VIRTUSA PERFORMANCE

Virtusa has made it clear that it believes its Q1 FY21 performance and projected Q2 FY21 guidance are evidence that Management is executing on their plan. Unlike management and the Board, we are not applauding an isolated quarter where Virtusa did not perform as poorly as it previously predicted. In its prior earnings call, Virtusa guided that revenue would decline year-over-year in FQ1 2021 by ~(10%) which resulted in Virtusa’s stock declining ~21% on the day of earnings . When Virtusa reported a revenue decline of only ~(6%), management and the Board now wish to tout results that were “less bad” than the prior expectations that Virtusa themselves created. William Blair summarized results succinctly saying

“Virtusa reported better-than-feared revenue, outpacing prior guidance…”4.

However, what is most troubling is what Virtusa did not say on its recent earnings call. Even in the face of a contested election, management and the Board did not articulate to stockholders a detailed plan to successfully achieve the “Three Pillar Strategy”— the call was completely devoid of any clear metrics, timing for achievement of the long-stated goals or new tangible actions that will be taken to achieve these objectives. This is a classic example of making promises without specificity, so management cannot be held accountable. This is simply more of the same from this management team and Board.

Despite a “better than expected” quarter, Virtusa continues to significantly lag its peers in total stockholder returns and key operational metrics in the first six months of 2020. Consistent with the Company’s history, in the first half of 2020, Virtusa’s adjusted operating income, margins and total stockholder returns5 were once again bottom quartile in comparison to its direct peer set6. Virtusa needs directors who will hold management accountable for bottom quartile performance and a decade of unfulfilled promises.

1/1/2020 – 6/30/2020 vs year prior
	Revenue % Δ	Adj. Op Inc. % Δ	Adj. Op Inc. margin Δ (bps)	YTD Total Return % Return
Endava PLC	Financials Not Yet Reported			19%
Globant SA	23%	1%	(296)	45%
EPAM Systems Corp	20%	17%	(31)	67%
Perficient Inc.	6%	15%	134	(7%	)
Capgemini	Financials Not Yet Reported			4%
Cognizant Technologies Solutions Corp.	(0%)	(11%)	(182)	10%
Infosys Technologies Limited	2%	6%	87	33%
HCL Technologies Limited	6%	21%	262	27%
Tech Mahindra Limited	6%	(20%)	(341)	(3%	)
Average	9%	4%	(52)	22%
Median	6%	6%	(31)	19%

Virtusa	(2%)	(42%)	(365)	(11%)

WHERE DO STOCKHOLDERS GO FROM HERE?

We at New Mountain Vantage believe that actions speak louder than words. Given our significant ownership stake and our team’s track record of building value at other businesses, we approached Virtusa with the sincere hope of working collaboratively to help the Company unlock its full potential. Unfortunately for shareholders, Virtusa has clearly shown no interest in working constructively with a value-added owner of the company with the skillsets and personnel to help Virtusa reach its full potential.

4 William Blair & Company Equity Research - 7/31/20

5 YTD Total shareholder return through 8/17/20

6 Direct Peer Group is defined as Endava PLC, Globant SA, EPAM Systems, Perficient Inc. Capgemini SE, Cognizant Technology Solutions Corp., Infosys Ltd. HCL Technologies Ltd., and Tech Mahindra Ltd. NMV’s selection of these Peers reflects its assessment of what firms can reasonably be considered VRTU’s peers in the Outsourced & Digital IT Services Industry. However this analysis contains elements of subjectivity and the comparisons made herein may differ materially if different firms had been included

This is clearly evident in Virtusa’s actions, which are very inconsistent with Virtusa’s description of “working constructively with NMC”. In the face of self-described genuine engagement with one of its largest stockholders, Virtusa has taken actions with the clear purpose of further entrenching the management and Board. We cannot fathom how a properly functioning Board could justify shrinking the number of directors up for election in a contested situation, let alone in the face of public statements like the ones made by Virtusa regarding its intentions to add another “independent” director. When a Company has gone to this extreme length to disenfranchise stockholders, we believe it is time for the owners of the business to take the process of oversight and accountability into our own hands.

We strongly encourage shareholders to act now and elect two shareholder recommended directors to Virtusa’s Board. This will send the strong message needed to motivate the company to improve its shareholder returns, management alignment and governance. The company has underperformed again and again and again, and shareholders must act to refresh the Board to put Virtusa on a better course.

In your own interest as a fellow shareholder and in the best interest of the Company, we implore you to vote your shares on the BLUE proxy card in favor of both Prasad Chintamaneni and Patty Morrison, two high-qualified directors who will act in the best interests of all stockholders. We urge you to express your views directly to management and the Board. Every shareholder has a voice, and it is only through using that voice that we can tell the current Board: It Is Time to Usher in an Era of Accountability in the Virtusa Boardroom!

If you have any questions or need assistance in voting your shares, please contact Harkins Kovler, LLC, which is assisting us with the solicitation of your vote, by telephone at +1 (212) 468- 5380 (call collect) or toll-free at +1 (800) 326-5997 or by email at VRTU@harkinskovler.com.

Sincerely,

Chad Fauser, Prasad Chintamaneni, Dan Riley, and Tyler Saitta

On August 19, 2020, New Mountain Vantage Advisers, L.L.C. filed a definitive proxy statement (the “Definitive Proxy Statement”) with the U.S. Securities and Exchange Commission (“SEC”) to solicit proxies from stockholders of Virtusa Corporation (the “Company”) for use at the Company’s 2020 annual meeting of stockholders. NEW MOUNTAIN VANTAGE STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER MATERIALS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. THE DEFINITIVE PROXY STATEMENT ALSO INCLUDES INFORMATION ABOUT THE IDENTITY OF THE PARTICIPANTS IN THE NEW MOUNTAIN VANTAGE SOLICITATION AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS THEREIN. The Definitive Proxy Statement and any other materials filed with the SEC by New Mountain Vantage are available at no charge on the SEC’s website at http://www.sec.gov and are also available at no charge on request from New Mountain Vantage’s proxy solicitor, Harkins Kovler, LLC at (800) 326-5997 or via email at VRTU@HarkinsKovler.com.

Appendix A: Virtusa’s Long History of Failed Promises

Margin Improvement

“We are focusing efforts on resource optimization initiatives to improve our gross and operating margins.” -Tom Holler, EVP & CFO (7/30/2008, Q1 FY2009 Earnings)

“We believe the progress we have made… will enable us to achieve more meaningful revenue growth and margin expansion in the future” -Ranjan Kalia, CFO (10/29/2008, Q2 FY2009 Earnings)

“As we have stated in the past, our long term goal is to expand operating margin to the mid teens” -Tom Holler, EVP & COO (1/28/2009, Q3 FY2009 Earnings)

“As we have stated in the past, our goal is to manage sustainable gross margins slightly above 40%.” -Tom Holler, EVP & COO (5/13/2009, Q4 FY2009 Earnings)

“In summary, we remain on track to expand our operating margins to the mid-teen levels over the next three to five years.” -Ranjan Kalia, CFO (5/12/2010, Q4 FY2010 Earnings)

“And we believe Virtusa is a story of expanding operating margins… in the next two to five years the module model calls for mid-teens operating margins.” -Ranjan Kalia, CFO (10/5/2010, William Blair Conference)

“Getting above the 40% [gross margin], is probably an 18 month roadmap for us.” -Ranjan Kalia, CFO (1/26/2011, Q3 FY2011 Earnings)

“As we’ve talked to you though Moshe, we’re already committed to our long-term goal of being a mid teens operating margin company.” -Ranjan Kalia, CFO (8/1/2011, Q1 FY2012 Earnings)

“So our long-term goal is to bring SG&A to about 25% of revenue, our gross margins to about 40%. That is the road map on how we essentially double our operating profit margin in three to five years.” -Tom Holler, EVP & CSO (12/8/2011, Barclays Conference)

“We will continue to stay on this road map of 100 to 150 basis points; therefore, getting to our first milestone of mid-teens in the next three to five years. Once we achieve that, we are going to ratchet that again to get to the high teens. That is not where we are going to stop. We first want to get there and then lever from there to the high teens.”-Ranjan Kalia, CFO (5/30/2012, Cowen Conference)

“We’ve built… a scalable business model, which calls us getting to operating margin in the midteens over the next two to five years. We get that we believe by accreting our gross margin.” -Ranjan Kalia, CFO (1/16/2013, Needham Conference)

“As we look forward, we are encouraged by our ongoing diversification strategy both geographically and across the client portfolio. We believe this positions us well for above-market growth and meaningful operating margin expansion for fiscal year 2015 and beyond.” -Ranjan Kalia, CFO (5/12/2014, Q4 FY2014 Earnings)

“We continue to maintain our goal of meaningfully expanding operating margins while funding investments in areas such as facilities expansion, sales and marketing, and training and development to grow our top line for the long term.”-Ranjan Kalia, CFO (8/5/2014, Q1 FY2015 Earnings)

“We are executing well on our stated strategy to grow above industry and deliver meaningful bottom-line improvements.” -Ranjan Kalia, CFO (11/30/2014, Q2 FY2015 Earnings)

“The story for us is continuing to accretive margins and getting them to the industry standards.” -Ranjan Kalia, CFO (1/14/2015, Needham Conference)

“Our first aspiration is really to get into the mid-teens, and then, once we get into the midteens, we want to really raise the bar ourselves to really get into the high teens” -Ranjan Kalia, CFO (1/14/2015 Needham Conference

“Our goal remains to deliver incremental annual operating margin expansion, reaching mid-teens over time.” -Ranjan Kalia, CFO (2/4/2015, Q3 FY2015 Earnings)

“Our goal remains to deliver meaningful annual operating margin expansion on an organic basis.” -Ranjan Kalia, CFO (5/11/2015, Q4 FY2015 Earnings)

“Longer-term, we’ve talked about that we expect to have GAAP margins in the mid-teens in the next two to four years and proportionately the non-GAAP margins will increase too.” -Ranjan Kalia, CFO (7/28/2015, Q1 FY2016 Earnings)

“Virtusa stand-alone operating margins are expected to continue to expand. Polaris operating margins are lower than Virtusa, but we anticipate driving Polaris margin expansion going forward, which will result in a combined company operating margins in the mid-teens on a non-GAAP basis over the next 3 to 5 fiscal years.”-Ranjan Kalia, CFO (11/5/15 Polaris Deal Call)“What our expectation is that over the next two to five years, we take the combined Company margin into the mid teens on a non-GAAP basis.” -Kris Canekeratne, Chairman & CEO (5/16/2016, Q4 FY2016 Earnings)

“Our long-term goal is going to be continue to bring the combined organization, which is now running at a $1 billion platform, in the next 2 to 5 years into the midteens operating margin on a non-GAAP basis.” -Ranjan Kalia, CFO (6/1/2016, Cowen Conference)

“We continue to expect our non-GAAP operating margins will improve in fiscal second quarter compared first quarter and to exit the year with lower double-digit margins” -Ranjan Kalia, CFO (8/9/2016, Q1 FY2017 Earnings)

“the mid- to long-term target is really going to be for us to get into that mid-teens margins.” -Ranjan Kalia, CFO (5/22/2017, JPM Conference)

“So where we are today versus where we need to go in getting our margins into the low double digits in the next 2 to 3 years, we have a clear model in mind, and we have clear drivers in mind how we are going to achieve that.” -Ranjan Kalia, CFO (9/7/2017, Citi Conference)

“So we are on our trajectory that we have talked to you about previously, that its 100 basis points and 150 basis points, in some years, we will probably be on the high-end and the other years will be inside the range, but we feel good about in terms of going out and delivering against that model.” -Ranjan Kalia, CFO (11/8/2017, Q2 FY2018 Earnings)

“We are well positioned to continue to drive incremental annual margin accretion — expansion in the future.” -Ranjan Kalia, CFO (2/18/2018, Q3 FY2018 Earnings)

“We continue to feel comfortable with our 2- to 3-year target of reaching low-double digits.” -Kris Canekeratne, Chairman & CEO (5/15/2018, Q4 FY2018 Earnings)

“We’ve called out our financial margin accretion model of growing 100 to 150 basis points in an annual basis.” -Ranjan Kalia, CFO (5/17/2018, JPM Conference)

“This year, the guidance calls for margin accretion of 130 basis points year-over-year. Our goal continues to be to try to drive margin accretion over the next few years in the 100 to 150 basis point range.” -Ranjan Kalia, CFO (8/8/2018, Q1 FY2019 Earnings)

“So we are really now getting focused more and more towards the mid-teens margin target. And inside of that, our focus has always been it’s not just a journey where we really say, we will be in the mid-teens in the next 3 to 5 years, but it’s really all about annual accretion for us.” -Ranjan Kalia, CFO (9/6/2018, Citi Conference)

“So we’re really rolling forward our expectations for our margins that over the next 4 to 5 years, we will be a mid-teens margin company.” -Ranjan Kalia, CFO (11/8/2018, Q2 FY2019 Earnings)

“where we are very focused on the next 2 to 4 years of the journey and trying to really get ourselves into the teens type of operating margin” -Ranjan Kalia, CFO (5/16/2019, JPM Conference)

“And we believe those will continue to be in play for Virtusa and nothing really changes for us from long-term objectives, which is continue to be an above industry growth rate, the revenue company and continue to deliver margins 100 to 150 basis points.” -Ranjan Kalia, CFO (8/8/2019, Q1 FY2020 Earnings)

“we believe that we continue to be on the road map to growing margins by 100 to 150 basis points annually, which would mean that we will have plenty levers in our gross margin as well as in our SG&A.” -Ranjan Kalia, CFO (11/7/2019, Q2 FY2020 Earnings)

“We believe this plan forms a basis for revenue growth and margin accretion to improve from Q1 levels both the post fiscal year ‘21 and fiscal year ‘22 and then return to strong above-industry revenue growth and earnings growth faster than top line as they emerge from the pandemic and the recessionary headwind it has generated.” -Kris Canekeratne, Chairman & CEO (5/13/2020, Q4 FY2020 Earnings)

“We are staying with our mid-term — mid to long-term margin targets. We believe that as we exit fiscal year ‘21, we already exit Q4 or in Q4 in double-digit margins. That gives us a great platform going into ‘22. We should see greater-than-normal margin accretion in ‘22 and then on to our mid- to long-term margin target of the teens.” -Kris Canekeratne, Chairman &CEO (5/14/2020, JPM Conference)

Diversification

“We have also been very focused on making sure that we diversify our revenue concentration.” -Kris Canekeratne, Chairman & CEO (10/27/2011, Q2 FY2011 Earnings)

“We have been very focused on bringing that concentration down over time.”-Tom Holler, EVP & CSO (12/8/2011, Barclays Conference)

“As we look forward, we are encouraged by our ongoing diversification strategy both geographically and across the client portfolio. We believe this positions us well for above-market growth and meaningful operating margin expansion for fiscal year 2015 and beyond.” -Ranjan Kalia, CFO (5/12/2014, Q4 FY2014 Earnings)

“Right now, more of the fixed price increase is still concentrated at a few clients and I’d probably like to see that get more and more diversified across the portfolio.” -Ranjan Kalia, CFO (8/5/2014, Q1 FY2015 Earnings)

“So Virtusa had put together for ourselves the strategic vision, more diversification in the company.” -Ranjan Kalia, CFO (5/7/2018, JPMorgan Conference)

“Diversification is our long-term strategy, and we believe that we’ve done good work on diversification over the last 2 years. And diversification will continue to show in the metrics over the next few years.” -Ranjan Kalia, CFO (5/16/2019, JPMorgan Conference)

“We continue to make revenue diversification a priority and are making solid strides” -Kris Canekeratne, Chairman & CEO (11/7/2019, Q2 FY2020 Earnings)

“We are very focused in continuing to reduce our concentration on the BFSI as well as our top 10 client portfolio.” -Kris Canekeratne, Chairman & CEO (12/9/2019, UBS Conference)

“And we will see that our diversification plans will continue to yield strong diversification and reduction in concentration.” -Kris Canekeratne, Chairman & CEO (2/6/2020, Q3 FY2020 Earnings)

“We believe it is critically important over the long term to reduce concentration in our largest accounts and capture increasing organic growth opportunities across the remainder of our account base.” -Kris Canekeratne, Chairman & CEO (5/13/2020, Q4 FY2020 Earnings)

Profitable Revenue Growth

“We continue to optimize our cost structure and make selective investments to support long-term sustainable profitable growth.” -Ranjan Kalia, CFO (7/30/2009, Q1 FY2010 Earnings)

“industry analysts are calling for mid-teens market growth over the next several years. Our goal is to grow faster than the industry due to the strength of our client portfolio, our ability to address CIO priorities and our capability in business transformation.” -Ranjan Kalia, CFO (1/26/2011, Q3 FY2011 Earnings)

“We’re making the investments necessary to create a foundation from which to grow our business profitably.” -Ranjan Kalia, CFO (8/1/11, Q1 FY2012 Earnings)

“And with top-line growth, we have an opportunity to continue to expand our operating profit margins.” -Tom Holler, EVP & CSO (12/8/2011, Barclays Conference)

“Our focus remains on driving our top line while realizing significant operating margin leverage and growing EPS at a faster rate than revenue.” -Ranjan Kalia, CFO (7/30/2012, Q1 FY2013 Earnings)

“We have been focused on profitable revenue growth.”-Ranjan Kalia, CFO (1/16/13 Needham Conference)

“while we will experience a slow start to FY17, we anticipate accelerated revenue growth above the industry rate and strong margin accretion in the beginning of fiscal second quarter.” -Ranjan Kalia, CFO (5/16/2016, Q4 FY2016 Earnings)

“Starting in fiscal 2018, the compensation committee has determined that it is appropriate and in the best interests of the Company to target the CEO’s total compensation up to the 75th percentile of the peer group. The compensation committee made this change in recognition of the CEO’s long-term success in driving profitable revenue growth for Virtusa and unique ability and expertise to execute on the Company’s strategic business plan, which in turn we believe will enhance shareholder value.” (8/1/2017 Fiscal 2017 Proxy)

“We believe these actions will strengthen Virtusa’s position to capitalize on the areas of significant growth in our industry and enhance long-term profitable growth.”-Kris Canekeratne, Chairman & CEO (8/8/2017, Q1 FY2018 Earnings)

“while we will experience a slower start to FY ‘20, we anticipate accelerated revenue growth beginning in second quarter and double-digit top line growth for full year at the midpoint of our guidance. Continued execution of our profitability initiatives are expected to allow us to deliver 100 basis points of non-GAAP operating margin accretion and strong EPS growth in excess of revenue growth in FY ‘20.” -Ranjan Kalia, CFO (5/15/2019, Q4 FY2019 Earnings)

“With respect to the first pillar, profitable revenue growth, it is clear that the Global 2000 buying behaviors are changing in today’s environment. For the foreseeable future, clients will be predominantly focused on cost reduction and/or strategic projects that involve critically important workload. These are essential versus discretionary projects and generally longer term and recurring in nature, which provides us with the ability to better manage and improve margins. Our track record with work like this, our digital strength combined with our size, scale and agility, positions us well to win significant share.”-Kris Canekeratne, Chairman & CEO (5/13/2020, Q4 FY2020 Earnings)